UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Exchange Act of 1934

Date of Report (Date of earliest event reported) January 8, 2004

SIMMONS FIRST NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Arkansas (State or other jurisdiction of incorporation or organization)	0-6253 (Commission file number)	71-0407808 (I.R.S. employer identification No.)

501 Main Street, Pine Bluff, Arkansas (Address of principal executive offices)	71601 (Zip Code)

(870) 541-1000
(Registrant’s telephone number, including area code)

ITEM 5.  OTHER EVENTS

        The following is the text of a press release issued by the registrant at 3:15 P.M. Central Standard Time on January 8, 2004.

SIMMONS FIRST EXPANDS INTO NORTHEAST ARKANSAS

Pine Bluff, Arkansas — — J. Thomas May, chairman, president and chief executive officer of Simmons First National Corporation (SFNC) and Mac McClanahan, president and chief executive officer of Cross County Bank, announce an agreement in principle under the terms of which Cross County Bank (CCB) will sell its Weiner, Arkansas location to Simmons First Bank of Jonesboro, a subsidiary of SFNC. The acquisition will involve approximately $6 million in total deposits and the fixed assets used in the branch operation. No loans are involved in the transaction.

Commenting on the proposed sale, May stated, “We are excited about having this opportunity for growth in Northeast Arkansas and to continue expanding the Simmons First philosophy of community banking throughout the state. This location will allow us to fill a geographical void in our community banking network and to expand our service area into this fine community. CCB’s management and associates have done an outstanding job in developing this market. In addition, Simmons First Bank of Jonesboro has recently announced the hiring of Mike Gillis and Phil Hesse, who are now a part of the Simmons First team and will be located in Weiner, Arkansas.”

McClanahan said, “We are truly grateful for the support we have received from the Weiner area. However, the sale of the Weiner location will allow us to concentrate our efforts towards future growth and expansion in other areas. We will provide the best products and services to our customers at the Wynne, Cherry Valley and Hickory Ridge locations while continuing to service our lending customers from the Weiner area through those locations. We are pleased that this transaction will assist each organization in accomplishing their individual strategic goals.”

The transaction is subject to regulatory approval from the Federal Deposit Insurance Corporation and the Arkansas State Bank Department. The transaction is expected to close during the second quarter of 2004.

Upon completion of the recently announced acquisition of Alliance Bancorporation, Inc. and this transaction, Simmons First National Corporation will be a $2.3 billion financial holding company, with eight community banks in Pine Bluff, Jonesboro, Lake Village, Rogers, Russellville, Searcy, El Dorado, and Hot Springs, Arkansas. The Company’s eight banks will conduct financial operations from 79 offices, of which 77 are financial centers, in 45 communities.

FOR MORE INFORMATION CONTACT:
Barry L. CrowExecutive
Vice Presidentand
Chief Financial Officer
870-541-1350

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SIMMONS FIRST NATIONAL CORPORATION

Date: January 8, 2004	/s/ Barry L. Crow
Barry L. Crow, Executive Vice President
and Chief Financial Officer